Exhibit 99.1

Microvision Announces 2009 Results and Plans For 2010

Company Announces U.S. Introduction of SHOWWX Laser Pico Projector, Availability of Second Commercial Supply for Green Laser, New Purchase Orders, and Additions to Management Team

REDMOND, Wash.--(BUSINESS WIRE)--March 8, 2010--Microvision, Inc. (NASDAQ:MVIS), a leader in innovative ultra-miniature projection display technology, today reported operating and financial results for the fourth quarter and fiscal year of 2009 and its plans for 2010.

2009 Operating Results

“Driven by the absolute determination of everyone at Microvision, 2009 brought us closer than ever to our vision of transitioning from a development company to a products company despite unexpected supply chain difficulties,” stated Alexander Tokman, President and CEO. “The team accomplished a number of notable firsts in 2009 culminating in late September when we shipped our first consumer product -- the world’s first laser pico projector called SHOWWX -- to customers in Europe and Asia.

“We continue to build on this momentum by recently procuring additional orders for PicoP® accessory units, expanding our distribution of SHOWWX to U.S customers, adding a second green laser source to support increased PicoP production, and strengthening our management team to support our planned growth.

“Market awareness of the pico projection category grew tremendously in 2009 and Microvision offers a unique value proposition for this emerging market as our PicoP engine delivers an immersive user experience with DVD-like WVGA resolution and uniformly bright, vivid color images that are always in focus. As a result of these advantages, SHOWWX has won several top industry awards including the 'CES Innovations 2010 Design and Engineering Award', winner of the popular vote for 'Last Gadget Standing' from CES, and 'Best of Show' selected by the editors of Macworld.

“Our green laser supply has been unpredictable and limited our ability to ramp production to higher volumes and fulfill orders in 2009. While full achievement of our objectives was hindered by this, we accomplished a great deal. Among the most notable wins related to product release include:

  Completed reliability and quality testing and received the 'Made for iPod' certification for the SHOWWX.
  Received first purchase orders from three consumer electronic customers: a SE Asian distribution partner, a consumer electronics OEM and an European distributor for a world leading mobile operator.
  Launched product in limited quantities in Asia and Europe.
  Received follow on orders in December 2009 from two of the three initial customers.

"During 2009 we also achieved the following important accomplishments:

  Introduced PicoP Evaluation Kits (PEKs) to allow OEMs interested in embedding our technology into their products to assess the PicoP solution before completion of lower power, smaller form factor embedded electronics.
  Awarded two contracts by U.S. government customers totaling $1.75 million supporting the development of high resolution demonstrators based on our PicoP technology platform.
  Secured a $15 million investment by Walsin Lihwa, a strategic supplier who is an integral part of our go-to-market strategy for PicoP based products.
  Raised an additional $33.1 million in cash in the fourth quarter, strengthening the balance sheet to support our 2010 initiatives.
  Recognized as a top innovator among global electronics companies for the second year in a row by two prestigious organizations: IEEE for one of the top 20 intellectual property portfolios and by the Patent Board for a top 50 IP portfolio."

Financial Results

For the year ended December 31, 2009, the company reported revenue of $3.8 million compared to $6.6 million for the same period in 2008 and $971,000 for the three months ended December 31, 2008 compared to $1.5 million for the same period in 2008. The decrease in revenue is primarily attributed to lower backlog at the beginning of 2009, which was a result of the company’s strategy to focus most of its resources on commercializing PicoP products. As of December 31, 2009, the backlog totaled $3.9 million compared to $1.2 million at December 31, 2008. The increase in backlog is primarily attributed to orders for the company’s accessory laser pico projector.

The company reported an operating loss for the year ended December 31, 2009 of $39.2 million compared to $35.5 million for the same period in 2008 and $11.3 million for the three months ended December 31, 2009 compared to $10.2 million for same period in 2008. The increase in operating loss for both the three months and the full year was due to both higher operating costs attributable to the launch of SHOWWX and lower revenue in 2009. The company reported a net loss of $39.5 million, or $0.54 per share for the year ended December 31, 2009 compared to $32.6 million, or $0.53 per share for the same period in 2008. For the three months ended December 31, 2009 the net loss was $8.7 million, or $0.11 per share compared to $9.9 million, or $0.15 per share for the same period in 2008.

Net cash used in operating activities was $31.7 million for the year ended December 31, 2009 compared to $31.2 million for the same period in 2008. The company ended the year with $45.7 million in cash, cash equivalents and investment securities.

Plans for 2010

The Company announced the following objectives for 2010:

1. Grow PicoP product revenue

2. Complete the PicoP embedded engine design and supply engines for OEMs to embed in their products

3. Develop innovative applications that highlight the competitive advantages of the PicoP technology

4. Strengthen operating infrastructure and organization in critical areas

“We are excited about the product revenue growth prospects in 2010 because the early indicators look very promising,” continued Tokman. “After receiving repeat orders in late 2009, we recently procured new orders, expanded product distribution to the U.S. and validated Osram Semiconductors as a second supplier for green lasers to increase our product capacity this year.

“We are in the final stages of design and verification testing of our embedded module and expect to complete and begin supplying initial samples to prospective OEM customers shortly. These OEMs are interested in embedding our engine into a variety of consumer electronic products including cell phones, laptop computers, digital cameras, and other consumer electronic devices. We plan to work closely with prospective partners to introduce their initial commercial offerings in 2011.

“As a display technology leader, we must continue to innovate and develop new applications beyond the consumer projection market. We also plan to reduce size and power, and improve functionality and the user experience of our current PicoP display engine.”

Microvision today also announced two new members of the management team: Joe O’Sullivan as Vice President of Global Operations and Michael Fritts as Vice President of Global Sales, Marketing, and Business Development.

Mr. O’Sullivan is a consumer electronics industry veteran with executive management experience at Apple Computer and InFocus. At Apple, Mr. O’Sullivan spent 15 years in operations and supply chain management, including Vice President of Operations where he was instrumental in building a global operations infrastructure in Asia. In addition, he developed Apple’s International Procurement Organization strategy, building a structure in Japan, Taiwan, Hong Kong, China, Singapore and Europe. He reengineered Apple’s supplier management organization in Ireland to include supplier quality and integration into the Global Supplier Management group. Recently, Mr. O’Sullivan served as Chief Operating Officer of InFocus, where he built a world class global operations function in Singapore which reduced product cost and operating expenses.

Michael Fritts, a 22 year GE veteran, most recently served as General Manager of the emerging Interventional Magnetic Resonance Imaging (MRI) business segment within GE Healthcare. As a P&L leader, Mr. Fritts was responsible for the overall strategy, execution and profitability of the business, including product development, marketing, sales, delivery and quality. Throughout his tenure at GE, Mr. Fritts held a variety of diverse functional leadership roles that included strategic and product marketing, technology, operations, service and quality. Mr. Fritts has also led successful business integrations of several acquired companies into GE. He is a certified Six Sigma and Design for Six Sigma Quality Leader.

“We are glad to have both of these high quality individuals on board and look forward to their contributions to strengthen our go-to-market execution,” Tokman stated. “We have recently added several other seasoned senior professionals from the consumer electronics, handset and wireless industries to our team to facilitate Microvision’s business strategy for embedded applications.

“Last year was a year of tremendous change as we transitioned to commercialization of a high demand commercial product. The use of mobile devices for accessing business information, entertainment and games is growing rapidly. Customers recognize the PicoP technology provides a unique user experience compared to other display technologies. Consumers are looking for better ways to view and share their information and we are building the products and infrastructure to be a leader in this emerging space.”

Conference Call

Microvision will host a conference call to discuss its 2009 results, current business operations, and 2010 focus areas at 4:30 p.m. ET on March 8, 2010. Participants may join the conference call by dialing (866) 770-7129 (for U.S. participants) or (617) 213-8067 (for International participants) ten minutes prior to the start of the conference. The conference pass-code number is 87213505. Additionally, the call will be broadcast over the Internet and can be accessed from the company's web site at www.microvision.com/investors. The web cast and information needed to access the telephone replay will be available through the same link approximately one hour after the conference call concludes.

About Microvision

Microvision provides the PicoP® display technology platform designed to enable next-generation display and imaging products for pico projectors, vehicle displays and wearable displays that interface with mobile devices. The company’s projection display engine uses highly efficient laser light sources which can create vivid images with high contrast and brightness. For more information, visit the company’s website (www.microvision.com) and corporate blog (www.microvision.com/displayground).

Forward Looking Statement

Certain statements contained in this release, including those relating to operating results, business plans, timing of product launches, product development, future distribution and growth, potential product benefits, performance by component suppliers and statements using words such as “would,” “expected” “intend,” “anticipate,” “plan” and “could” are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: capital market risks, our ability to raise additional capital when needed; market acceptance of our technologies and products; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; our dependence on the defense industry and a limited number of government development contracts; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims, and other risk factors identified from time to time in the company's SEC reports and other filings, including the company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

Microvision, Inc.

Balance Sheet
(In thousands)
(Unaudited)
	December 31,	December 31,
	2009	2008

Assets
Current Assets
Cash and cash equivalents	$43,025	$25,533
Investment securities, available-for-sale	2,710	2,705
Accounts receivable, net of allowances	913	537
Costs and estimated earnings in excess of billings on uncompleted contracts	70	695
Inventory	926	1,525
Other current assets	751	889
Total current assets	48,395	31,884

Property and equipment, net	3,904	3,701
Restricted investments	1,189	1,332
Other assets	48	47
Total assets	$53,536	$36,964

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$4,949	$3,487
Accrued liabilities	4,190	3,545
Billings in excess of costs and estimated earnings on uncompleted contracts	55	62
Liability associated with common stock warrants	840	331
Current portion of capital lease obligations	62	41
Current portion of long-term debt	78	71
Total current liabilities	10,174	7,537

Capital lease obligations, net of current portion	157	45
Long-term debt, net of current portion	244	322
Deferred rent, net of current portion	1,070	1,409
Total liabilities	11,645	9,313

Commitments and contingencies

Shareholders' Equity
Common stock at par value	89	68
Additional paid-in capital	373,405	319,662
Accumulated other comprehensive loss	(33)	(38)
Accumulated deficit	(331,570)	(292,041)
Total shareholders' equity	41,891	27,651
Total liabilities and shareholders' equity	$53,536	$36,964

Microvision, Inc.

Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008

Contract revenue	$475	$1,107	$2,817	$4,874
Product revenue	496	418	1,016	1,737
Total revenue	971	1,525	3,833	6,611

Cost of contract revenue	242	319	1,531	1,708
Cost of product revenue	859	919	2,363	2,143
Total cost of revenue	1,101	1,238	3,894	3,851

Gross margin (loss)	(130)	287	(61)	2,760

Research and development expense	7,412	6,464	24,577	22,575
Sales, marketing, general and administrative expense	3,776	4,036	14,540	15,730
Gain on disposal of fixed assets	-	(5)	-	(5)
Total operating expenses	11,188	10,495	39,117	38,300

Loss from operations	(11,318)	(10,208)	(39,178)	(35,540)

Interest income	24	168	212	1,130
Interest expense	(18)	(12)	(68)	(48)
Impairment of investment securities, available-for-sale	-	-	-	(300)
Gain (loss) on derivative instruments, net	2,542	192	(506)	2,196
Other income (expense)	25	(13)	11	(58)

Net loss	$(8,745)	$(9,873)	$(39,529)	$(32,620)

Net loss per share - basic and diluted	$(0.11)	$(0.15)	$(0.54)	$(0.53)

Weighted-average shares outstanding - basic and diluted	81,639	68,074	73,760	61,643

CONTACT:
Microvision, Inc.
Tiffany Bradford, 425-936-6847 (investors)
or
Linda Decker, 212-564-4700 (investors)
or
Matt Nichols, 425-882-6657 (media)